EXHIBIT 99.1
GEOGLOBAL ANNOUNCES EXTENSION OF DEADLINES FOR DRILLING AT SAMUEL LICENSE

Calgary, Alberta, Canada, July 3, 2012 – GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) (NYSE MKT: GGR) today announced that the Ministry of Energy and Water of the State of Israel (the “Ministry”) has granted an extension of the dates for the execution of a drilling contract and the spudding of the first well on the Samuel offshore license as follows:

	Original date	Revised date
Drilling Contract Execution Date	July 1, 2012	October 31, 2012
Submission of an Environmental Study	-	July 10, 2012
Spudding of first well	October 1, 2012	April 30, 2013

The date for the submission of the Environmental Study is a new milestone, and GeoGlobal believes the study will be submitted within this timeline.

“Securing this extension means we have sufficient time to secure a rig on the most favourable terms possible,” said Paul B. Miller, President and CEO of GeoGlobal.

GeoGlobal holds a 34.872% participating interest in the Samuel license and is a co-operator through our partnership with Adira Energy and a commonly owned Israeli company, Adira Geo Global Ltd.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development, drilling and spudding activities being conducted and intended to be conducted in Israel and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.  These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports, which we file with the Securities and Exchange Commission and Canadian provincial authorities, may be viewed at http://www.sec.gov and www.sedar.com.

GeoGlobal Resources Inc. www.geoglobal.com	KM Investor Relations Ltd. www.km-ir.co.il
Phone: +1 403 777-9250 Email: info@geoglobal.com	Phone: +011 972-3-5167620 E-mail: moran@km-ir.co.il

The Equicom Group	BPC Financial Marketing
Dave Feick, Managing Director, Western Canada	John Baldissera
Phone: +1 403 218-2839 Email: dfeick@equicomgroup.com	Phone : +1 800-368-1217